UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         December 14, 2011

THE MONEY TREE INC.

(Exact name of registrant as specified in its charter)

Georgia	333-122531	58-2171386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

114 South Broad Street Bainbridge, Georgia		39817
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (229) 246-6536

(Former name or former address, if changed since last report) Not Applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 14, 2011, Best Buy Autos of Bainbridge Inc. (“Best Buy”), an indirect wholly-owned subsidiary of The Money Tree Inc. (the “Registrant”), entered into a purchase and sale agreement with Innovate Loan Servicing Corporation (“Innovate”), a third party, whereby Best Buy sold approximately $5.2 million of net vehicle finance receivables to Innovate for a purchase price of approximately $4.4 million. The receivables sold represent approximately 35% of the total net finance receivables held by Best Buy on the date of the sale. The purchase price for the receivables was 85% of the total par value.

Under the terms of the purchase and sale agreement, Best Buy is obligated to repurchase any of the individual receivables for a period of approximately three months, if the customer: (i) fails to timely make a scheduled payment; (ii) fails to maintain insurance on the financed vehicle; (iii) causes or permits the repossession of the financed vehicle; or (iv) breaches any term of the customer’s financing contract.

This description is qualified in its entirety by the purchase and sale agreement, which is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits.

(d)	Exhibits.

10.1	Receivables Purchase and Sale Agreement dated December 14, 2011 by and between Innovate Loan Servicing Corporation and Best Buy Autos of Bainbridge Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MONEY TREE INC.

Dated: December 16, 2011	By:	/s/ Bradley D. Bellville
	Name:	Bradley D. Bellville
	Title:	President